                                                                    Exhibit 10.7

                                                                  EXECUTION COPY












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                            EFFLUENT SUPPLY AGREEMENT

                                 by and between



                               AES IRONWOOD, INC.


                                       and


                            CITY OF LEBANON AUTHORITY





                     --------------------------------------

                            Dated as of March 3, 1998

                     --------------------------------------




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



                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

ARTICLE I DEFINITIONS.............................................................................................1


ARTICLE II SUPPLY OF EFFLUENT.....................................................................................4

   SECTION 2.1       EFFLUENT SUPPLY..............................................................................4
   SECTION 2.2       COMPENSATION.................................................................................5
   SECTION 2.3       SERVICE INTERRUPTIONS........................................................................6
   SECTION 2.4       NON-CONFORMING EFFLUENT......................................................................6

ARTICLE III PIPELINE AND REAL ESTATE RIGHTS.......................................................................7

   SECTION 3.1       CONCERNING THE PIPELINE......................................................................7
   SECTION 3.2       OPERATION AND MAINTENANCE OF THE PIPELINE....................................................8
   SECTION 3.3       CAPITAL IMPROVEMENTS TO THE PIPELINE.........................................................9

ARTICLE IV POTABLE WATER.........................................................................................10

   SECTION 4.1       POTABLE WATER GENERALLY.....................................................................10
   SECTION 4.2       ADDITIONAL POTABLE WATER....................................................................10
   SECTION 4.3       CONNECTION TO POTABLE WATER SYSTEM..........................................................11

ARTICLE V ADDITIONAL OBLIGATIONS OF THE PARTIES..................................................................12

   SECTION 5.1       ADDITIONAL OBLIGATIONS OF THE AUTHORITY.....................................................12
   SECTION 5.2       ADDITIONAL OBLIGATIONS OF IRONWOOD..........................................................12

ARTICLE VI FORCE MAJEURE.........................................................................................13

   SECTION 6.1       FORCE MAJEURE...............................................................................13

ARTICLE VII TERM.................................................................................................14

   SECTION 7.1       TERM........................................................................................14
   SECTION 7.2       EARLY TERMINATION FOR EVENT OF DEFAULT......................................................14

ARTICLE VIII MISCELLANEOUS.......................................................................................15

   SECTION 8.1       AMENDMENTS, ETC.............................................................................15
   SECTION 8.2       AMENDMENT...................................................................................15
   SECTION 8.3       COOPERATION IN FINANCING....................................................................15
   SECTION 8.4       NOTICES, ETC................................................................................16
   SECTION 8.5       SEVERABILITY................................................................................16
   SECTION 8.6       BINDING EFFECT..............................................................................16
   SECTION 8.7       GOVERNING LAW...............................................................................16
   SECTION 8.8       HEADINGS....................................................................................16
   SECTION 8.9       EXECUTION IN COUNTERPARTS...................................................................16
   SECTION 8.10      WAIVER OF JURY TRIAL........................................................................16

ARTICLE IX REPRESENTATION AND WARRANTIES OF THE PARTIES..........................................................17

   SECTION 9.1       REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY.............................................17
   SECTION 9.2       REPRESENTATIONS AND WARRANTIES OF IRONWOOD..................................................18

                            EFFLUENT SUPPLY AGREEMENT

         EFFLUENT SUPPLY AGREEMENT (this "Agreement"), dated as of March 3, 1998, by and between AES Ironwood, Inc. ("Ironwood") and the City of Lebanon Authority (the "Authority"). Both Ironwood and the Authority are hereinafter sometimes referred to as a "Party" and, collectively as the "Parties".

         WHEREAS, Ironwood is developing a power generation facility (as further defined below, the "Project") which will provide substantial benefits for the Commonwealth of Pennsylvania and the Lebanon area.

         WHEREAS, the Authority owns and operates a publicly-owned wastewater treatment facility (as further defined below, the "Authority's Facility") for the handling, treatment and disposal of wastewater which meets and is anticipated to continue to meet all applicable governmental requirements (such treated water, as further defined below, "Effluent"); and

         WHEREAS, the Authority is willing to provide and Ironwood is willing to accept, in each case pursuant to the terms of this Agreement, Effluent;

         NOW THEREFORE, the Parties hereto, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         "Additional Potable Water" has the meaning specified in Section 4.2.

         "Authority's Facility" means the wastewater treatment facility owned and operated by the Authority located in Lebanon, Pennsylvania which will provide Effluent transported by and through the Pipeline under and in accordance with the terms of this Agreement.

         "Bankruptcy Event" means, in respect of any Person, (a) such Person shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment of the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or any similar or corresponding insolvency law,
(v) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts,
(vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Person in an involuntary case under the Bankruptcy Code or any similar or corresponding insolvency law, or (vii) take any other action for the purpose of effecting any of the foregoing; or (b) a proceeding or case shall be commenced without the application or consent of such Person in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution, winding-up, or the composition or readjustment of debts,

(ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more consecutive days, or any order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code or any similar or corresponding insolvency law.

         "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or the Commonwealth of Pennsylvania.

         "Capital Improvements" means any new equipment or facilities, or replacement of existing equipment or facilities (in either case such as force main piping or pumps) and related items necessary to ensure that the Pipeline is capable of delivering Effluent to the Point of Delivery in the quantities specified in this Agreement.

         "Commencement Notice" means a written notice from Ironwood to the Authority specifying that delivery of Effluent is to commence in accordance with the terms of this Agreement.

         "Effluent" means treated water provided from the Authority's Facility which meets all applicable Governmental Approvals and is delivered through the Pipeline.

         "Excess Effluent" has the meaning specified in Section 2.1(d).

         "Financing Parties" shall mean those Persons (other than Ironwood) party to the loan contracts, promissory notes, documents, guarantee contracts, mortgages, pledges, subordination contracts, assignment contracts, subscription contracts, capital contribution contracts and other documents related to the acquisition of debt (whether senior or subordinate) and capital to carry out the Project, including any modification, extension, renewal, refinancing or replacement of the same.

         "Force Majeure" means an event beyond the reasonable control, and not attributable to the negligence or willful misconduct, of the Party affected, including but not limited to the following: flood; earthquake; storm; lightning; fire; explosion; war; riot; civil disturbance; strike; sabotage; or electrical outage; provided, however, that Force Majeure shall not include any equipment failure due to normal wear and tear or due to neglected maintenance or repair.

         "GDPIPD" means the Gross Domestic Price Implicit Price Deflator for a calendar year as published in the United States Department of Commerce, Bureau of Analysis publication entitled "Survey of Current Business".

         "Governmental Approval" means any law, rule or regulation of any Governmental Authority and any authorization, consent, approval, license, franchise, lease, ruling, permit (including but not limited to any National Pollutant Discharge Elimination System (NPDES) permit), tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority (including, without limitation, zoning variances, special exceptions and non-conforming uses) relating to the construction, ownership, operation or maintenance of the Project, the Pipeline or the Authority's Facility (including those relating to Effluent), as the case may be.

         "Governmental Authority" means any national, federal, state, provincial, departmental or municipal government or any political subdivision thereof, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any other governmental entity with authority over any aspect of the construction or operation of the Project, the Pipeline or the Authority's Facility, but excluding in each case the Authority.

         "Non-Conforming Effluent" means treated wastewater from the Authority's Facility which would otherwise be Effluent but for its failure to meet all requirements of applicable Governmental Approvals.

         "Non-Conforming Notice" has the meaning specified in Section 2.4(a).

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, or other unincorporated organization, governmental body, instrumentality or agency, or other entity of any kind.

         "Pipeline" means the approximately 7 mile pipeline, related pumphouse and ancillary facilities required to connect the Project with the Authority's Facility for the purpose of delivery of Effluent in accordance with this Agreement. The Pipeline will be comprised of, among other things, an approximately 18" diameter force main piping and related pumphouse with a design capacity of 3000 gallon per minute rate, such pumphouse to include separate electric metering equipment to measure the consumption of electricity by the equipment comprising the pumphouse.

         "Point of Delivery" means the point where the Pipeline, including any Capital Improvements thereto, is physically connected to the Project, which location shall be at or inside the border of Ironwood's property and which shall be as otherwise agreed to by the Parties.

         "Potable Connection" has the meaning specified in Section 4.3.

         "Potable Delivery Point" means the point where the Authority's potable water system is physically connected to the Project, which location shall be at or inside the border of Ironwood's property and which shall be as otherwise agreed to by the Parties.

         "Project" means the power generation facility to be constructed in South Lebanon, Pennsylvania, including any water supply facilities installed by Ironwood on Ironwood's side of the Point of Delivery.

         "Project Financial Closing" means the date Ironwood obtains an initial drawdown on the financing for the construction of the Project. Ironwood agrees to provide written notice to the Authority within thirty (30) days after Ironwood obtains such initial drawdown.

         "Real Estate Rights" means those interests in real estate of a recordable and insurable nature, including but not limited to fee interests, easements and rights of way and any other interests in real estate reasonably acceptable to Ironwood including revocable or irrevocable licenses, necessary or desirable for the siting of the Pipeline. All Real Estate Rights shall be in the name of the Authority and shall explicitly provide for a right of access to Ironwood or its contractors or agents in order to carry out Ironwood's rights or obligations under this Agreement.

         "Shortfall Notice" has the meaning specified in Section 2.1(b).


                                   ARTICLE II

                               SUPPLY OF EFFLUENT

         SECTION 2.1 Effluent Supply.

         (a) Subsequent to completion of the Pipeline and promptly following delivery of a Commencement Notice and throughout the Term of this Agreement, the Authority shall make available to Ironwood a supply of Effluent not less than the quantity specified in Section 2.1(b). Except as contemplated by Section 2.1(d), but without prejudice to Section 2.1(b), the amount of Effluent required to be made available to Ironwood shall not exceed:

             (i) 4,600,000 gallons per day; or

             (ii) 1,679,000,000 gallons per calendar year.

         (b) Upon commencement of deliveries of Effluent, the Authority shall make available a daily quantity of Effluent of not less than 2,160,000 gallons per day. If the Authority is unable on any day to make available such daily minimum quantity of Effluent, whether due to a shortage of Effluent, due to the presence of Non-Conforming Effluent or otherwise, the Authority shall promptly (but in any event within 5 hours of obtaining knowledge thereof) notify Ironwood orally (with prompt written confirmation thereof) or in writing of such inability to provide the minimum daily quantity of Effluent (a "Shortfall Notice"). Each Shortfall Notice shall specify (i) that a shortfall in the delivery of Effluent has occurred or will occur, the amount of such shortfall, the reasons for such shortfall and the anticipated length of such shortfall, including in each case all relevant dates, (ii) the steps the Authority is taking to remedy the shortfall, and (iii) the amount of additional potable water, if any, that the Authority determines in its sole discretion that it can make available to Ironwood from its potable water system. If Ironwood elects to accept potable water from the Authority, the provisions of Section 4.2 shall apply to such acceptances.

         (c) All Effluent shall be provided at a pressure customary for similar service and mutually agreed to by the Parties. Actual acceptances of Effluent by Ironwood may be less than the maximum allowed, and actual usage will, at the sole discretion of Ironwood, vary according to the electric dispatch of the Project, weather conditions and electrical outages (forced or scheduled). Ironwood shall not be obligated to purchase any minimum amount of Effluent under this Agreement and shall be entitled to seek and obtain water from other available sources. Title and risk of loss of Effluent shall pass to Ironwood upon Ironwood's receipt of such Effluent at the Point of Delivery. Until such time as title to Effluent passes to Ironwood, the Authority shall bear risk of loss of Effluent and shall retain liability for any and all claims, costs, demands, damages, expenses, liabilities and losses relating to Effluent or other discharges from the Authority's Facility.

         (d) The Authority shall use best efforts to comply with requests by Ironwood for Effluent in excess of the amounts specified in Section 2.1(a) above ("Excess Effluent") and any acceptances of Excess Effluent shall be in accordance with the terms of this Agreement, including but not limited to
Section 2.2. The foregoing provisions of this Section 2.1(d) notwithstanding, if the Authority shall receive a good faith proposal from an unaffiliated third-party to purchase Excess Effluent on terms and conditions substantially equivalent to those set forth in this Agreement (other than price), the Authority may elect to provide such Excess Effluent to such unaffiliated third-party; provided, however, prior to the Authority executing any binding agreements with such unaffiliated third-party for the supply of Excess Effluent, Ironwood shall have 90 days to match the offer of such unaffiliated third-party and, provided Ironwood matches or exceeds the price specified by such unaffiliated third-party, the Authority shall supply such Excess Effluent to Ironwood pursuant to the terms of this Agreement and the Parties shall amend this Agreement to provide for delivery of Excess Effluent and the price therefore.

         (e) Solely for informational purposes, Ironwood shall from time to time notify the Authority of its anticipated Effluent needs and the Parties shall work together in good faith to coordinate the timing of delivery of Effluent in accordance with such notice and the other terms of this Agreement. Subject to the requirements of applicable Governmental Approval and prudent practice, the Authority shall use its best efforts to coordinate any transmission of Effluent discharge so as to maximize the quantity of Effluent made available to Ironwood with due regard to the timing of the Project's Effluent requirements.

         (f) notwithstanding, the Authority shall, at all times during the Term, use its best efforts to meet Ironwood's minimum Effluent requirements.

         SECTION 2.2 Compensation.

         (a) Ironwood will pay the Authority monthly for all Effluent delivered to the Point of Delivery during the prior month. The base rate for Effluent supplied shall be according to the following schedule:

            GALLONS PER DAY                           $/PER THOUSAND GALLONS

             0 - 2,160,000                                     $0.29
         2,160,001 or greater                                  $0.21

         (b) The amounts specified in Section 2.2(a) above are stated as of January 1, 1998. During the Term such rates shall be subject to annual escalation in accordance with GDPIPD (with 1998 being the base year), or if the parties so elect, such other mutually agreeable escalation index.

         SECTION 2.3 Service Interruptions.

         Upon the event of a temporary interruption or curtailment in Effluent delivery attributable to a break or leak in the Pipeline or otherwise, the Authority shall have a reasonable period of time, not to exceed 18 hours from the commencement of the interruption or curtailment, to make needed repairs and to restore full service. The Authority shall provide a Shortfall Notice in accordance with Section 2.1(b) upon the interruption or curtailment of Effluent under this Section. If the Authority fails to restore full service within such period of time, the following provisions shall apply:

         (a) Ironwood has the right, but not the obligation, to contract with such contractors as reasonably approved by the Authority from time to time to step in and remedy the interruption or curtailment, with the good faith cooperation and under the direction of an Authority engineer or other duly appointed official of the Authority.

         (b) All reasonable costs associated with the taking of actions under
Section 2.3(a) will be borne by Ironwood.

         SECTION 2.4 Non-Conforming Effluent.

         (a) If the Authority becomes aware that it has provided or will provide Non-Conforming Effluent, the Authority shall promptly (but in any event within 5 hours of obtaining knowledge thereof) notify Ironwood orally (with prompt written confirmation thereof) or in writing (a "Non-Conforming Notice"). Each Non-Conforming Notice shall specify (i) when deliveries of Non-Conforming Effluent began or will begin, (ii) the amount of Non-Conforming Effluent delivered or to be delivered, (iii) the cause of such effluent being Non-Conforming Effluent, (iv) the steps the Authority is taking to remedy the situation and (v) the amount of potable water, if any, that the Authority determines in its sole discretion it can make available to Ironwood from its potable water system. If Ironwood elects to accept potable water from the Authority, the provisions of Section 4.2 shall apply to such acceptances.

         (b) Ironwood shall have the right to reject all Non-Conforming Effluent. Authority shall have the responsibility at its own cost and expense to accept and treat or re-treat any Non-Conforming Effluent rejected by Ironwood. Ironwood shall have the responsibility at its own cost and expense to transport to the Authority at the nearest available and practicable point of entry into the Authority's Waste Water collection system any Non-Conforming Effluent it rejects. Ironwood and the Authority will cooperate in Ironwood's creation of the transportation system for such rejected Non-Conforming Effluent in the same manner as set forth in Section 3.1 of this Agreement. If Ironwood elects to construct a pipeline to transport to the Authority Non-Conforming Effluent which it has rejected to said point of entry, the Authority will, subject to its approval of plans and specifications for said pipeline, accept, own and maintain said pipeline.

         (c) If Ironwood elects to accept any Non-Conforming Effluent, the Parties shall meet and agree to the price which shall apply to such Non-Conforming Effluent.

         (d) The Authority acknowledges and agrees that it shall, subject to the applicable law of the Commonwealth of Pennsylvania (including those that relate to municipality authorities) be solely responsible to pay for, or reimburse Ironwood to the extent Ironwood has paid for, all claims, costs, demands, damages, expenses, increased operation and maintenance expenses or costs (including those relating to the Project, the Pipeline or the Authority's Facility), liabilities and repairs or replacement of equipment (including repairs or replacement of equipment of the Project, the Pipeline or the Authority's Facility) arising, directly or indirectly, from the delivery of any Non-Conforming Effluent under this Agreement unless the delivery of such Non-Conforming Effluent was notified and accepted in accordance with the terms of this Agreement.

                                  ARTICLE III

                         PIPELINE AND REAL ESTATE RIGHTS

         SECTION 3.1 Concerning the Pipeline.

          (a) Ironwood shall be solely responsible, at its cost and expense, for constructing and installing the Pipeline. As soon as is reasonably practical following the execution of this Agreement and from time to time thereafter as is reasonably necessary, the Parties shall meet to discuss the final design and siting of the Pipeline. The Parties agree to cooperate in good faith to effect the purposes of this Article.

         (b) Ironwood shall be solely responsible, at its cost and expense, for final design of the Pipeline, the selection of the contractor to construct the Pipeline and the siting of the Pipeline. The Authority shall have the right to review and comment on the design of the Pipeline, the selection of the Contractor and the siting of the Pipeline and Ironwood shall incorporate those of the Authority's comments that it finds reasonable and in accordance with prudent practice and applicable Governmental Approvals.

         (c) Ironwood and the Authority shall cooperate in good faith to obtain the necessary Real Estate Rights for the construction, operation and maintenance of and access to the Pipeline. From time to time Ironwood and the Authority shall meet and discuss the siting of the Pipeline and the course of action best suited to obtain such Real Estate Rights in the most time efficient manner and with the least cost. If Ironwood provides the Authority with written notice requesting the Authority to exercise its power of eminent domain in order to obtain the Real Estate Rights, the Authority promptly shall exercise such eminent domain power to obtain the applicable Real Estate Rights.

         (d) Ironwood shall, from time to time, provide the Authority with progress reports (whether oral or written) relating to the design, siting and construction of the Pipeline. Ironwood shall give the Authority prompt written notice of completion of the Pipeline. Upon completion of the Pipeline, the Parties shall execute such agreements and documents as shall be necessary to evidence the Authority's ownership of the Pipeline. No compensation shall be due to Ironwood from the Authority for construction of the Pipeline or for the Authority accepting ownership of the Pipeline.

         (e) Ironwood shall bear the costs and expenses in connection with the design, construction and siting of the Pipeline. In addition, Ironwood shall reimburse the Authority for its reasonable costs and expenses (including reasonable costs and expenses of legal counsel and technical advisors approved by Ironwood in writing) in connection with the design, construction and siting of the Pipeline, including obtaining the necessary Real Estate Rights.

         SECTION 3.2 Operation and Maintenance of the Pipeline.

         (a) The Authority shall operate and maintain the Pipeline in a workmanlike manner, consistent with prudent practices and shall continuously maintain the Pipeline in good operating condition and in compliance with all Governmental Approvals applicable to the Pipeline. Such operation and maintenance shall be accomplished in a manner so as to minimize to the maximum extent practicable any disruption or interruption in the services to be provided under this Agreement.

         (b) Ironwood shall own and maintain, on its side of the Point of Delivery, metering equipment to measure the delivery of Effluent to the Point of Delivery. Ironwood shall read the meters daily to determine the quantities of Effluent supplied for billing purposes. Ironwood shall keep records of the daily amount of Effluent delivered to the Point of Delivery in accordance with this Agreement and, not later than five (5) days after the end of each month following the commencement of delivery of Effluent under this Agreement, provide written notice to the Authority of the amount of Effluent so delivered for each day of such month. At least once every year, or more frequently if the Authority reasonably requests, and with at least one week prior written notice to the Authority, Ironwood shall test the accuracy of the metering equipment, at which time the Authority shall have the right to be present. If such test indicates that the metering equipment is not measuring accurately, Ironwood shall recalibrate or replace the metering equipment and, if appropriate, a billing adjustment shall be made.

         (c) The Authority shall own and maintain metering equipment to measure the delivery of Effluent to the Point of Delivery. The Authority may elect to read the meters monthly to confirm the quantities of Effluent supplied. At least once every year, or more frequently if requested by Ironwood, and with at least one week prior written notice to Ironwood, the Authority shall test the accuracy of the metering equipment, at which time Ironwood shall have the right to be present. If such test indicates that the metering equipment is not measuring accurately, the Authority shall recalibrate or replace the metering equipment.

         (d) As compensation for the Authority operating and maintaining the Pipeline in accordance with this Agreement, Ironwood shall pay to the Authority $18,250 per year, pro rated for partial years. Such amount is stated as of January 1, 1998 and during the Term such amount shall be subject to escalation in accordance with GDPIPD (with 1998 being the base year), or if the parties so elect, such other mutually agreeable escalation index.

         (e) In addition to the amount specified in the preceding subsection, Ironwood shall reimburse the Authority for the cost of electricity consumed by the pumphouse comprising part of the Pipeline, as measured by the electricity meters included in the Pipeline. At least once every year, or more frequently if reasonably requested by Ironwood, and with at least one week prior written notice to Ironwood, the Authority shall test the accuracy of the electric metering equipment, at which time Ironwood shall have the right to be present. If such test indicates that the metering equipment is not measuring accurately, the Authority shall recalibrate or replace the metering equipment and, if appropriate, a billing adjustment shall be made. If Ironwood may, consistent with all applicable Governmental Approvals and prudent practice, provide the electric power required to operate the Pipeline, then Ironwood may elect to do so by providing to the Authority written notice to that effect and the Parties agree to cooperate in good faith to achieve that end. If Ironwood does provide such electric power the other terms of this subsection shall no longer be applicable.

         (f) If the Authority reasonably determines that the compensation provided for in the two preceding subsections does not adequately reimburse the Authority for the costs and expenses actually incurred by the Authority in connection with operation and maintenance of the Pipeline in accordance with this Agreement, the Authority may provide written notice to Ironwood to that effect. Thereafter the Parties shall meet in good faith to discuss the issue with the goal of reaching a mutually acceptable reimbursement level for the Authority's costs and expenses relating to operation and maintenance of and access to the Pipeline. If the Parties are not able to reach a mutually acceptable arrangement in respect thereof, Ironwood shall have the right to determine if it may operate and maintain, or cause a third-party to operate and maintain, the Pipeline. In connection therewith, the Authority shall use its best efforts to accommodate any reasonable request of Ironwood or such third-party to allow the operation and maintenance of the Pipeline, including but not limited to the execution of all such documents and instruments as may be necessary or advisable to allow such operation and maintenance. The foregoing notwithstanding, until such time as mutually acceptable alternative arrangements have been agreed to by the Parties, a dispute concerning the level of reimbursement to the Authority shall not relieve the Authority of its obligation to operate and maintain the Pipeline in accordance with the requirements of this Agreement.

         SECTION 3.3 Capital Improvements to the Pipeline.

         (a) In the event the Authority or Ironwood reasonably determines that Capital Improvements to the Pipeline are required, such Party shall notify the other Party and the Parties shall meet in good faith to determine the scope of such Capital Improvements.

         (b) Ironwood shall determine if it would be more cost effective or expeditious for it or a contractor, as opposed to the Authority, to implement the Capital Improvements agreed upon in accordance with Section 3.3(a).

         (c) In the event Ironwood determines to implement the Capital Improvements itself or through a contractor reasonably acceptable to the Authority, Ironwood or such contractor shall coordinate with the Authority in order to ensure the minimum disruption of the Parties' activities under this Agreement. The Authority agrees to use its best efforts to assist Ironwood or such contractor in completing the Capital Improvements and agrees to promptly execute such documents and instruments as may be necessary or desirable to complete the Capital Improvements.

         (d) In the event Ironwood determines that it would be more cost effective or expeditious for the Authority to implement the Capital Improvements, Ironwood shall give the Authority written notice to that effect. Upon receipt of such notice the Authority shall use its best efforts to promptly implement the Capital Improvements with the minimum disruption of the Parties' activities under this Agreement; provided, that prior to implementing such Capital Improvements the Authority shall allow Ironwood to approve any contractor performing the work (which approval shall not be unreasonably withheld), and shall provide to Ironwood a budget and work plan (including timetable) for the implementation of the Capital Improvements.

         (e) Ironwood shall bear its own costs and expenses in connection with the implementation of the Capital Improvements. In addition, Ironwood shall reimburse the Authority for its reasonable costs and expenses in connection with the implementation of the Capital Improvements; provided such costs and expenses are consistent with the budget provided by the Authority and approved by Ironwood.

         (f) In the event that the Authority or its agents causes damage to the property of Ironwood (including but not limited to the Project) while constructing, installing, operating, maintaining or repairing the Capital Improvements or the Pipeline, the Authority shall restore or pay Ironwood to restore, at Ironwood's election, Ironwood's property or the Project as nearly as possible to its condition prior to such damage. In the event that Ironwood causes damage to the Capital Improvements or Pipeline while constructing, installing, operating, maintaining or repairing the Project, Ironwood shall restore or pay the Authority to restore, at the Authority's election, the Capital Improvements or Pipeline as nearly as possible to its condition prior to such damage. The provisions of this Section 3.3(f) are subject to all applicable laws of the Commonwealth of Pennsylvania (including those that relate to municipality authorities).

                                   ARTICLE IV

                                  POTABLE WATER

         SECTION 4.1 Potable Water Generally.

         The Authority shall make available to Ironwood on a continuous basis a potable water supply of not less than fifty (50) gallons per minute. Ironwood shall not be obligated to purchase a minimum amount of potable water under this Agreement. Ironwood shall pay the Authority for potable water accepted at the Potable Delivery Point at the rate applicable to Ironwood (based on user classification or consumption rate, as applicable) set forth in the Authority's applicable rate schedule.

         SECTION 4.2 Additional Potable Water.

         In addition to the potable water to be provided under Section 4.1, in the event the Authority has delivered a Shortfall Notice or a Non-Conforming Notice specifying that Additional Potable Water is available, the Authority will in accordance with the applicable notice delivered by the Authority, but subject to prudent practice and applicable Governmental Approvals, make available to Ironwood at the Potable Delivery Point such Additional Potable Water. Ironwood shall pay the Authority for Additional Potable Water accepted at the Potable Delivery Point at the rate applicable to Ironwood (based on user classification or consumption rate, as applicable) set forth in the Authority's applicable rate schedule.

         SECTION 4.3 Connection to Potable Water System.

         (a) As soon as reasonably practical after execution of this Agreement, Ironwood and the Authority shall meet to discuss the connection of the Project with the Authority's potable water system (the "Potable Connection").

         (b) Ironwood shall determine if it would be more cost effective or expeditious for it or a contractor, as opposed to the Authority, to implement the Potable Connection agreed upon in accordance with Section 4.3(a).

         (c) In the event Ironwood determines to implement the Potable Connection itself or through a contractor reasonably acceptable to the Authority, Ironwood or such contractor shall coordinate with the Authority in order to ensure proper implementation of the Potable Connection. The Authority agrees to use its best efforts to assist Ironwood or such contractor in completing the Potable Connection and agrees to promptly execute such documents and instruments as may be necessary or desirable to complete the Potable Connection.

         (d) In the event Ironwood determines that it would be more cost effective or expeditious for the Authority to implement the Potable Connection, Ironwood shall give the Authority written notice to that effect. Upon receipt of such notice the Authority shall use its best efforts to promptly implement the Potable Connection; provided, that prior to implementing such Potable Connection the Authority shall allow Ironwood to approve any contractor performing the work (which approval shall not be unreasonably withheld), and shall provide to Ironwood a budget and work plan (including timetable) for the implementation of the Potable Connection.

         (e) Ironwood shall bear its own costs and expenses in connection with the implementation of the Potable Connection. In addition, Ironwood shall reimburse the Authority for its reasonable costs and expenses in connection with the implementation of the Potable Connection; provided such costs and expenses are consistent with the budget provided by the Authority and approved by Ironwood.

                                   ARTICLE V

                      ADDITIONAL OBLIGATIONS OF THE PARTIES

         SECTION 5.1 Additional Obligations of the Authority.

         (a) Promptly upon obtaining knowledge thereof (but in any event within 5 hours of obtaining knowledge thereof), the Authority shall provide Ironwood with oral (with prompt written confirmation thereof) or written notice of any violation of applicable Governmental Approvals relating to the Authority's Facility.

         (b) Promptly after submission thereof to the applicable Governmental Authority, the Authority shall provide Ironwood with a copy of any report, filing, notice, request for variance or similar document filed with or submitted to a Governmental Authority that relates to the Authority's Facility.

         (c) Not later than the fifteenth day of each month following the commencement of delivery of Effluent or at such other time as required in accordance with this Agreement, the Authority shall provide to Ironwood a written invoice specifying in reasonable detail (including the method of calculation of any amounts invoiced) the amount claimed by the Authority from Ironwood in accordance with this Agreement, including amounts under Sections 2.2, 3.1(e), 3.2(C), 3.2(d), 3.3, 4.1, 4.2 and 4.3. Undisputed amounts set forth in any invoice shall be due and payable by Ironwood not later than 30 days following receipt of such invoice.

         (d) The Authority shall, upon prior written or oral request therefore, provide Ironwood, the Financing Parties and each of their respective agents and representatives with escorted access during normal business hours to the Authority's Facility, the Pipeline and the other property of the Authority as may be reasonably requested in connection with the development, financing, construction, operation and maintenance of the Project. The Authority shall, upon prior written or oral request therefore, provide Ironwood, the Financing Parties and each of their respective agents and representatives with access during normal business hours to (and the right to reproduce) the Authority's books and records (including books and records relating to Governmental Approvals and compliance therewith) as may be reasonably necessary in connection with the development, financing, construction, operation and maintenance of the Project.

         (e) Upon the reasonable request of Ironwood, the Authority shall, at the cost and expense of Ironwood, execute such additional certificates, documents, instruments, agreements and take such actions as may be reasonably required to give effect to the terms and conditions of this Agreement.

         SECTION 5.2 Additional Obligations of Ironwood.

         (a) Promptly upon obtaining knowledge thereof (but in any event within 5 hours of obtaining knowledge thereof), Ironwood shall provide the Authority with oral (with prompt written confirmation thereof) or written notice of any violation by the Authority of applicable Governmental Approvals relating to Effluent delivery by the Authority in accordance with this Agreement.

         (b) Not later than the fifteenth day of each month following the commencement of delivery of Effluent or at such other time as required in accordance with this Agreement, Ironwood shall provide to the Authority a written invoice specifying in reasonable detail (including the method of calculation of any amounts invoiced) the amount claimed by Ironwood from the Authority in accordance with this Agreement. Undisputed amounts set forth in any invoice shall be due and payable by the Authority not later than 30 days following receipt of such invoice.

         (c) Upon the reasonable request of the Authority, Ironwood shall, at its cost and expense, execute such additional certificates, documents, instruments, agreements and take such actions as may be reasonably required to give effect to the terms and conditions of this Agreement.

                                   ARTICLE VI

                                  FORCE MAJEURE

         SECTION 6.1 Force Majeure.

         If either Party shall be unable to carry out any obligation under this Agreement due to Force Majeure, this Agreement shall remain in effect, but such obligation shall be suspended for the period necessary as a result of the Force Majeure, provided, that:

         (a) the non-performing Party gives the other Party written notice not later than forty-eight (48) hours after the occurrence of the Force Majeure describing the particulars of the Force Majeure, including but not limited to the nature of the occurrence and the expected duration of the disability, and continues to furnish timely regular reports with respect thereto during the period of Force Majeure and the disability;

         (b) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure; and

         (c) the non-performing Party uses its best efforts to remedy its inability to perform.

Notwithstanding the foregoing, the settlement of strikes, lockouts, and other labor disputes shall be entirely within the discretion of the affected Party, and such Party shall not be required to settle any strike, lockout or other labor dispute on terms which it deems inadvisable.

                                  ARTICLE VII

                                      TERM

         SECTION 7.1 Term.

         (a) This Agreement shall take effect upon execution of the appropriate counterpart by each Party and, except as provided in Section 7.1(b), Section 7.1(c) or Section 7.2 below, shall remain in effect for a period of twenty-five
(25) years (the "Term"). Ironwood may elect, in its sole election, to extend this Agreement for one (1) or more (but in no event more than four (4)) successive five (5) year terms by providing written notice to that effect to the Authority not later than one (1) month prior to the expiration of the then effective Term. All references in this Agreement to the word "Term" shall mean the initial twenty-five (25) year Term as extended by Ironwood.

         (b) This Agreement may be terminated by Ironwood in its sole discretion
(i) if Ironwood is unable to obtain financing for the Project or (ii) if Ironwood is unable to obtain all permits, licenses, and approvals necessary to construct and operate the Project. Termination under this Section 7.1(b) shall be effective upon the Authority's receipt of notice to that effect.

         (c) Either Party may terminate this Agreement if Ironwood has not delivered a Commencement Notice on or prior to December 31, 2004. In the event a Commencement Notice is delivered subsequent to December 31, 2004, but prior to the delivery of written notice terminating this Agreement under this Section 7.1(c), this Section 7.1(c) shall become inapplicable.

         SECTION 7.2 Early Termination for Event of Default.

         (a) Ironwood may terminate this Agreement (i) upon a Bankruptcy Event of the Authority or (ii) if the Authority fails to perform or observe any of its material obligations under this Agreement within the time contemplated by this Agreement and such failure continues for a period of time greater than thirty
(30) days from the Authority's receipt of notice thereof; provided, that if the Authority is diligently pursuing a cure of such failure and such failure is not capable of remedy within such thirty (30) day period, such thirty (30) day period shall be extended to such period of time as Ironwood may agree in its sole discretion. For the avoidance of doubt, it is understood that the failure to provide Effluent shall be grounds for early termination under this Section; provided, that if the failure to provide Effluent is excused due to the occurrence of Force Majeure, Ironwood may only terminate this Agreement if such Force Majeure continues for a period of time in excess of 60 days whether or not such failure is excused by the occurrence of such Force Majeure.

         (b) The Authority may terminate this Agreement (i) upon a Bankruptcy Event of Ironwood or (ii) if Ironwood fails to perform or observe any of its material obligations under this Agreement within the time contemplated by this Agreement and such failure continues for a period of time greater than thirty
(30) days from the Authority's receipt of notice thereof;

provided, that if Ironwood is diligently pursuing a cure of such failure and such failure is not capable of remedy within such thirty (30) day period, such thirty (30) day period shall be extended to such period of time as the Authority may agree in its sole discretion. The foregoing notwithstanding, the Authority may not terminate this Agreement without first giving the Financing Parties written notice of the Authority's intention to terminate this Agreement and giving such Financing Parties an additional reasonable period of time (but in any event not less than an additional 90 days) to remedy the event giving rise to the right of the Authority to terminate this Agreement. Ironwood covenants and agrees to give written notice to the Authority concerning the identities and contact information of the Financing Parties from time to time and the Authority shall only be obligated to provide the aforementioned notice to Financing Parties of which it has received notice.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.1 Amendments, Etc..

         No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed or consented to by the Parties and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 8.2 Amendment.

         Neither Party may assign this Agreement without the prior written consent of the other Party; provided, however, that Ironwood may assign this Agreement to the Financing Parties without the prior written consent of the Authority.

         SECTION 8.3 Cooperation in Financing.

         The Authority agrees to cooperate from time to time with Ironwood and the Financing Parties in connection with the financing of the Project. In furtherance thereof, the Authority agrees to enter into such consents to assignments or other agreements as Ironwood or the Financing Parties may reasonably request and the Authority agrees to provide such certificates from its officers and such opinions of counsel (which may be outside counsel) as Ironwood or the Financing Parties may reasonably request. Ironwood agrees to reimburse the Authority for any costs and expenses reasonably incurred by the Authority in complying with its obligations under this Section 8.3, including the reasonable fees and expenses of counsel to the Authority.

         SECTION 8.4 Notices, Etc..

         All notices and other communications provided for hereunder shall be in writing (including by telecopier) and shall be mailed, telecopied or delivered, if to Ironwood, to it at 829 Cumberland Street, Lebanon, Pennsylvania 17042,
Attention: Project Manager and a copy to The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209; if to the Authority, to it at 400 South Eighth Street, Lebanon, Pennsylvania 17042, Attention: Public Works Director, as to each Party, to it at such other address or telecopier number as designated by such Party in a written notice to the other Parties. All such notices and communications shall be deemed received, (a) if personally delivered, upon delivery, (b) if sent by first class mail, on the third business day following deposit into the mails and (c) if sent by telecopier, upon acknowledgement of receipt thereof by the recipient.

         SECTION 8.5 Severability.

         Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions of this Agreement or affecting the validity, enforceability or authorization of such provision in any other jurisdiction.

         SECTION 8.6 Binding Effect.

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

         SECTION 8.7 Governing Law.

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         SECTION 8.8 Headings.

         The section and subsection headings used herein have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

         SECTION 8.9 Execution in Counterparts.

         This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         SECTION 8.10 Waiver of Jury Trial.

         THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY

LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENTS CONTEMPLATED HEREBY TO BE EXECUTED IN CONJUNCTION THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EACH PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

                                   ARTICLE IX

                  REPRESENTATION AND WARRANTIES OF THE PARTIES

         SECTION 9.1 Representations and Warranties of the Authority.

         The Authority hereby represents and warrants to and for the benefit of Ironwood as follows:

         (a) Organization and Qualification. The Authority (i) is a governmental body, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, with full right, power and authority under its organizational documents and under the laws of the Commonwealth of Pennsylvania to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) has the power to carry on its business as now being conducted and as proposed to be conducted.

         (b) Authorization and Enforceability. The Authority has taken all necessary action to authorize the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Authority and constitutes the legal, valid and binding obligation of the Authority enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

         (c) No Conflict. Neither the execution and delivery of this Agreement nor compliance with any of the terms and provisions hereof (i) contravenes any Governmental Approval applicable to the Authority or any of its respective properties or other assets, (ii) conflicts with, breaches or contravenes the provisions of the organizational documents of the Authority or any contractual obligation of the Authority, or (iii) results in the creation or imposition of any lien upon any of the property or assets of the Authority under, or in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event of default under any contractual obligation of the Authority.

         (d) Governmental Approvals. No Governmental Approval is required (other than those which have previously been obtained and are in full force and effect) to authorize, or is required in connection with the execution and delivery of this Agreement by the Authority.

         SECTION 9.2 Representations and Warranties of Ironwood.

         Ironwood hereby represents and warrants to and for the benefit of the Authority as follows:

         (a) Organization and Qualification. Ironwood (i) is a corporation, duly organized and validly existing under the laws of the state of its incorporation, with full right, power and authority under its organizational documents and under the laws of the state of its incorporation to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) has the power to carry on its business as now being conducted and as proposed to be conducted.

         (b) Authorization and Enforceability. Ironwood has taken all necessary action to authorize the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Ironwood and constitutes the legal, valid and binding obligation of Ironwood enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

         (c) No Conflict. Neither the execution and delivery of this Agreement nor compliance with any of the terms and provisions hereof (i) contravenes any Governmental Approval applicable to Ironwood or any of its respective properties or other assets, (ii) conflicts with, breaches or contravenes the provisions of the organizational documents of Ironwood or any contractual obligation of Ironwood, or (iii) results in the creation or imposition of any lien upon any of the property or assets of Ironwood under, or in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event of default under any contractual obligation of Ironwood.

         (d) Governmental Approvals. No Governmental Approval is required (other than those which have previously been obtained and are in full force and effect) to authorize, or is required in connection with the execution and delivery of this Agreement by Ironwood.

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers and attested on the date first above written.

                                    AES IRONWOOD, INC.
ATTEST:

By: /s/ Alicia J. Slinn             By: /s/ Patricia L. Rollin
    -----------------------------       --------------------------
    Name:  Alicia J. Slinn              Name:  Patricia L. Rollin
    Title: Administrative Assistant     Title: Vice President AES Ironwood, Inc.
           AES Ironwood, Inc.

                                    CITY OF LEBANON AUTHORITY
ATTEST:

By: /s/ George E. Patton, Jr.       By: /s/ David S. Etter
    -----------------------------       --------------------------
     Name:  George E. Patton, Jr.       Name:  David S. Etter
     Title: Secretary                   Title: Chairman